RALPH E. DAVIS ASSOCIATES, INC.












                    OIL, CONDENSATE AND NATURAL GAS RESERVES

                          SENECA RESOURCES CORPORATION

                              AS OF OCTOBER 1, 1997
























RALPH E. DAVIS ASSOCIATES, INC.                 OCTOBER, 1997
HOUSTON, TEXAS


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                         RALPH E. DAVIS ASSOCIATES, INC.


                      CONSULTANTS-PETROLEUM AND NATURAL GAS
                          3555 TIMMONS LANE-SUITE 1105
                              HOUSTON, TEXAS 77027
                                 (713) 622 -8955



                                                       October 9, 1997





Seneca Resources Corporation
1201 Louisiana, Suite 400
Houston, Texas 77002

Attention:  Mr. Don A. Brown
            Vice President

                         Re: Oil, Condensate and Natural Gas Reserves, Seneca
                             Resources Corporation
                             As of October 1, 1995

Gentlemen:

At your request, the firm of Ralph E. Davis Associates, Inc. has audited an evaluation of the proved oil, condensate and natural gas reserves on leaseholds in which Seneca Resources Corporation has certain interests. This report presents a summary of the Proved Developed (producing and non-producing) and Proved Undeveloped reserves anticipated to be produced from Seneca Resources' interest.

Liquid volumes are expressed in thousands of barrels (MBbls) of stock tank oil. Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.

The summarized results of the reserve audit are as follows:


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                                              RALPH E. DAVIS ASSOCIATES, INC.

Seneca Resources Corp.
Mr. Don A. Brown
October 9, 1997
Page 2

                            Estimated Proved Reserves
                       Net to Seneca Resources Corporation
                              As of October 1, 1997


                                      Proved Reserves
                        --------------------------------------------

                              Developed
                         ------------------------
Remaining Reserves       Producing  Non-Producing  Undeveloped  Total

Gulf Coast Division:
Oil/Condensate, MBbls      3,147         925             870     4,942
Gas, MMSCF                46,129      57,640          24,568   128,337


West Coast Division:
Oil/Condensate, MBbls      4,305       2,914           5,758    12,977
Gas, MMSCF                 9,666       6,609          13,427    29,702


East Coast Division:
Oil/Condensate, MBbls         63           0               0        63
Gas, MMSCF                73,942         468               0    74,410


TOTAL:
Oil/Condensate, MBbls      7,515       3,839           6,628    17,982
Gas, MMSCF               129,737      64,717          37,995   232,449

DISCUSSION:

The scope of this study was to audit the proved reserves attributable to the interests of Seneca Resources Corporation. Reserve estimates were prepared by Seneca using acceptable evaluation principals for each source. The quantities presented herein are estimated reserves of oil, condensate and natural gas that geologic and engineering data demonstrate can be recovered from known reservoirs under existing economic conditions with reasonable certainty.


Ralph E. Davis Associates, Inc. has audited the reserve estimates, the data incorporated into preparing the estimates and the methodology used to evaluate the reserves. In each of Seneca's producing divisions all 1997 additions and those properties of significant value were reviewed by Ralph E. Davis. Reserve estimates of current producing zones, productive zones behind pipe and undrilled well locations were reviewed in detail. Certain changes to either individual reserve estimates or the categorization of reserves were suggested by Ralph E. Davis Associates, Inc. and accepted by Seneca Resources. It is our opinion that the reserves

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                                              RALPH E. DAVIS ASSOCIATES, INC.


Seneca Resources Corp.
Mr. Don A. Brown
October 17, 1995
Page 3


presented herein meet all the criteria of Proved Reserves.

Neither Ralph E. Davis Associates, Inc. nor any of its employees have any interest in Seneca Resources Corporation or the properties reported herein. The employment and compensation to make this study are not contingent on our estimate of reserves.

We appreciate the opportunity to be of service to you in this matter, and will be glad to address any questions or inquiries you may have.

                                       Very truly yours,

                                       RALPH E. DAVIS ASSOCIATES, INC.


                                       /s/ Allen C. Barron

                                       Allen C. Barron, P. E.
                                       Vice President